Exhibit 99.07

Investor Relations Contact:	Media Relations Contact:
David Waldman/Jody Burfening Lippert/Heilshorn & Associates dwaldman@lhai.com (212) 838-3777	Olessia Sibiriakova Halo Technology Holdings olessia@haloholdings.com (203) 422-2950

FOR IMMEDIATE RELEASE

HALO Technology Holdings Completes Acquisition
of Five Software Companies from Platinum Equity

GREENWICH, Conn.–October 27, 2005–HALO Technology Holdings, Inc., (OTCBB: WARP), a holding company for established enterprise software companies, announced that it has completed the previously announced acquisition of five software companies from Platinum Equity. The businesses acquired by HALO are Tesseract, DAVID Corporation, Process Software, ProfitKey International, and Foresight Software, Inc.

Tesseract, headquartered in San Francisco, is a total HR solutions provider offering an integrated Web-enabled HRMS suite. Tesseract’s Web-based solution suite allows HR users, employees and external service providers to communicate securely and electronically in real time. The integrated nature of the system allows for easy access to data and a higher level of accuracy for internal reporting, assessment and external data interface. Tesseract’s customer base includes many of the nation’s Fortune 100 corporations operating in a diverse range of industries, including financial services, transportation, utilities, insurance, manufacturing, petroleum, retail, and pharmaceuticals.

DAVID Corporation is a pioneer in Risk Management Information Systems, and serves clients ranging from Fortune 500 companies to public entities and third-party administrators. DAVID Corp. offers client/server-based products to companies that provide their own workers’ compensation and liability insurance. Many of DAVID Corp.’s clients have been using its products for 10 years or longer.

Process Software develops infrastructure software solutions for mission-critical environments, including industry-leading TCP/IP stacks, an Internet messaging product suite, and an anti-spam software subscription service to large enterprises worldwide. With a loyal customer base of over 5,000 organizations, including Global 2000 and Fortune 1000 companies, Process Software has earned a strong reputation for meeting the stringent reliability and performance requirements of enterprise networks.

ProfitKey International develops and markets integrated manufacturing software and information control systems for make-to-order and make-to-stock manufacturers. ProfitKey’s offering includes a suite of e-business solutions that includes customer, supplier and sales portals. ProfitKey’s highly integrated system emphasizes online scheduling, capacity management, and cost management.

Foresight Software, Inc. provides client/server Enterprise Resource Planning and Customer Relationship Management software to global organizations that depend on customer service operations for critical market differentiation and competitive advantage. Foresight’s software products and services enable customers to deliver superior customer service while achieving maximum profitability.

About Halo Technology Holdings, Inc.

HALO Technology Holdings owns and operates a portfolio of enterprise software companies. Halo’s strategy is to acquire private and public companies with a focus on profitability, customer retention, cash flow generation and stable growth. The company uses a combination of debt and equity for its acquisitions, as well leveraging the balance sheets of target companies, to minimize dilution to its shareholders. Having secured funding to support its growth plans, the company is pursuing additional acquisitions that will contribute to a strong increase in cash flow and earnings per share. For more information, please visit www.halotechnologyholdings.com.

Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those relating to future opportunities, the outlook of customers, the reception of new products and technologies, and the success of acquisitions and new initiatives. In addition, such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include: (i) success of recent and future acquisitions; (ii) the actions of current and potential new competitors; (iii) changes in technology; (iv) the nature and amount of the Company’s revenues and expenses; and (v) overall economic conditions and other risks detailed from time to time in the Company’s reports filed with the Commission, as well as the risks and uncertainties discussed in the Company’s Form 10-KSB for the fiscal year ended June 30, 2005.

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